Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-262557
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated May 2, 2023.

Pricing Supplement dated   , 2023 to the
Product Supplement MLN-EI-1 dated March 4, 2022 and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank $[●] Capped Contingent Absolute Return Buffered Notes Linked to the Nasdaq-100 Index® Due on or about December 1, 2026
The Toronto-Dominion Bank (“TD” or “we”) is offering the Capped Contingent Absolute Return Buffered Notes (the “Notes”) linked to the Nasdaq-100 Index® (the “Reference Asset”).
The Notes provide unleveraged participation in any percentage increase in the Reference Asset from the Initial Level to the Final Level, subject to the Maximum Upside Redemption Amount of at least $1,400.00 (to be determined on the Pricing Date), and also provide unleveraged inverse participation in any percentage decrease from the Initial Level to the Final Level but only if the Final Level is greater than or equal to the Buffer Level.
The “Percentage Change” for the Reference Asset is the quotient, expressed as a percentage, of (i) the Final Level minus the Initial Level divided by (ii) the Initial Level. If the Percentage Change is positive (meaning that the Final Level is greater than the Initial Level), then the percentage return on the Notes will be positive and equal to the Percentage Change, subject to the Maximum Upside Redemption Amount.
If the Percentage Change is between 0% and -20.00%, inclusive (meaning that the Final Level is less than or equal to the Initial Level but greater than or equal to the Buffer Level), then the percentage return on the Notes will be positive and equal to the absolute value of the Percentage Change (the “Contingent Absolute Return”).
If, however, the Percentage Change is less than -20.00% (meaning that the Final Level is less than the Buffer Level), investors will lose will lose 1% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of more than 20.00%, and may lose up to 80.00% of their investment in the Notes.
In this scenario, investors will suffer a loss on their initial investment that is equal to the percentage decline of the Final Level relative to the Initial Level in excess of, and subject to, the Buffer Percentage. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Percentage, and may lose up to 80.00% of their Principal Amount. Any payments on the Notes are subject to our credit risk.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to 80.00% of their investment in the Notes if the Final Level is less than the Buffer Level. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 in the product supplement MLN-EI-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $910.00 and $950.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-23 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$25.00	$975.00
Total	$•	$•	$•
[1]
TD Securities (USA) LLC (“TDS”) will receive a commission of $25.00 (2.50%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $25.00 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

Capped Contingent Absolute Return Buffered Notes linked to the Nasdaq- 100 Index® Due on or about December 1, 2026

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Capped Contingent Absolute Return Buffered Notes
Term:	Approximately 3.5 years
Reference Asset:	The Nasdaq-100 Index® (Bloomberg ticker: NDX)
CUSIP / ISIN:	89114YWY3 / US89114YWY30
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	May 25, 2023
Issue Date:
May 31, 2023, which is three DTC settlement days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation Date:
November 25, 2026, subject to postponement as specified under “General Terms of the Notes—Market Disruption Events” in the product supplement, or if such day is not a Trading Day, the Valuation Date will be the next succeeding Trading Day.

Maturity Date:
December 1, 2026, subject to postponement as specified under “General Terms of the Notes—Market Disruption Events” in the product supplement, or if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
•   If the Final Level is greater than the Initial Level:
The lesser of: (i) Principal Amount + (Principal Amount × Percentage Change) and (ii) the Maximum Upside Redemption Amount.
•   If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Buffer Level:
Principal Amount + (Principal Amount × Contingent Absolute Return).

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In this scenario, due to the Buffer Level, the return on the Notes will not exceed 20.00%.
•   If the Final Level is less than the Buffer Level:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)].
In this scenario, investors will receive less than the Principal Amount of the Notes at maturity and may lose up to 80.00% of their investment in the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Percentage, and may lose up to 80.00% of their Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Maximum Upside Redemption Amount:
At least $1,400.00 per Principal Amount of the Notes (at least 140.00% of the Principal Amount of the Notes). As a result of the Maximum Upside Redemption Amount, the maximum return at maturity of the Notes from any increase of the Reference Asset will be at least 40.00% per Principal Amount of the Notes. The actual Maximum Upside Redemption Amount will be determined on the Pricing Date.

Initial Level:	The Closing Level of the Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level:	The Closing Level of the Reference Asset on the Valuation Date
Closing Level:
For the Reference Asset (or any “successor index” thereto, as defined in the product supplement) on any Trading Day, the Closing Level will be its closing level published by its sponsor (its “Index Sponsor”) as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.

Buffer Percentage:	20.00%, which is equal to the amount, expressed in percentage terms, by which the Buffer Level of the Reference Asset is less than its Initial Level.
Buffer Level:	80.00% of the Initial Level
Contingent Absolute Return:	The absolute value of the Percentage Change (e.g., a -5.00% Percentage Change will equal a 5.00% Contingent Absolute Return).
Monitoring Period:	Valuation Date Monitoring
Trading Day:	A day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes for U.S. federal income tax purposes as prepaid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially and adversely from the

TD SECURITIES (USA) LLC	P-3

treatment described above, as discussed further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.
Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

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Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-EI-1 dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008011/brhc10034639_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks concerning an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Principal at Risk.
The Notes do not guarantee the return of the Principal Amount and investors could lose up to 80.00% of their investment in the Notes if the Final Level of the Reference Asset is less than the Buffer Level. Specifically, if the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Percentage, and may lose up to 80.00% of their Principal Amount.
Your Potential Return From Any Potential Increase in the Level of the Reference Asset Will Be Limited By The Maximum Upside Redemption Amount and May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Asset.
In no event will your return from any increase in the level of the Reference Asset exceed the return represented by the Maximum Upside Redemption Amount. As a result, the opportunity to participate in the potential increase in the level of the Reference Asset through an investment in the Notes is limited and in no event will any increase in the level of the Reference Asset result in a Payment at Maturity that exceeds the Maximum Upside Redemption Amount. Accordingly, your return on the Notes may be less than the that of an investment directly linked to the performance of the Reference Asset or that of a hypothetical direct investment in the Reference Asset or in the stocks comprising the Reference Asset (the “Reference Asset Constituents”).
Owning the Notes is Not the Same as Owning the Reference Asset Constituents and the Contingent Absolute Return feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.
The return on your Notes may not reflect the return you would realize if you actually owned the Reference Asset Constituents. For example, any positive return on the Notes from any increase in the level of the Reference Asset will be limited by the Maximum Upside Redemption Amount. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the Reference Asset Constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the Reference Asset Constituents may have.
Further, the Contingent Absolute Return feature will not reflect the return you would realize if you actually took a short position directly in the Reference Asset Constituents. For example, because of the Buffer Level, any positive return on the Notes from any percentage decline of the Reference Asset will not exceed 20.00%. In addition, to maintain a short position in a Reference Asset Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Reference Asset Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional, fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity.
The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other than on the Valuation Date.
The Final Level will be based on the Closing Level of the Reference Asset on the Valuation Date. Therefore, if the Closing Level of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Level of the Reference Asset prior to such drop. Although the actual Closing Level of the Reference Asset on the Maturity Date or at other times during the term of your Notes may be higher than its Closing Level on the Valuation Date, you will not benefit from the Closing Level of the Reference Asset at any time other than the Valuation Date.

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Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset. For additional information, see “Information Regarding the Reference Asset” herein.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
The sponsor of the Reference Asset (the “Index Sponsor”) is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. The Index Sponsor has no obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the level of the Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Except pursuant to any license agreement with the Index Sponsor as specified under “Information Regarding the Reference Asset” below, none of the proceeds from the issuance of the Notes will be delivered to the Index Sponsor.
The Reference Asset Reflect Price Return, not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflect the changes in the market prices of its Reference Asset Constituents. They are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
The Notes are Subject to Risks Associated with Non-U.S. Companies.
The Notes are subject to risks associated with non-U.S. companies because certain of the Reference Asset Constituents of the Nasdaq-100 Index® may be the stocks of companies incorporated in one or more non-U.S. countries. Investments linked to the value of non-U.S. companies involve particular risks. For example, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, the prices of securities of non-U.S. companies are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.
Changes that Affect the Reference Asset May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of the Index Sponsor concerning the calculation of the Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

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The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the then-current value of the Reference Asset, and as a result, you may suffer substantial losses.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset increases above the Initial Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product supplement.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of a market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Return on, the Notes.
We or one or more affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or the Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent or another of our affiliates may, at present or in the future, engage in business with the Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our or one or more of our affiliates’ or the Agent and their affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, the Agent or another of our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or the Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent or another of our affiliates may affect the level of the Reference Asset or the Reference Asset Constituents and, therefore, the market value of the Notes and the Payment at Maturity.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

TD SECURITIES (USA) LLC	P-9

Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-10

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the actual Initial Level, the Final Level or the level of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Level of 1,000.00, a Buffer Percentage of 20.00%, (which corresponds to a Buffer Level that is 80.00% of the Initial Level), a Maximum Upside Redemption Amount of $1,400.00 (the minimum indicated on the cover hereof), that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no Market Disruption Event occurs on the Valuation Date. The actual terms of the Notes will be set forth in the final pricing supplement.

Example 1 —	Calculation of the Payment at Maturity where the Final Level is greater than the Initial Level.
	Final Level:	1,050.00
	Percentage Change:	5.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 × 5.00%) and (ii) Maximum Upside Redemption Amount
= the lesser of (i) $1,000.00 + $50.00 and (ii) $1,400.00
= the lesser of (i) $1,050.00 and (ii) $1,400.00.
= $1,050.00.

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,050.00, a return of 5.00% on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Final Level is greater than the Initial Level and the Payment at Maturity is subject to the Maximum Upside Redemption Amount.
	Final Level:	1,600.00
	Percentage Change:	60.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 × 60.00%) and (ii) Maximum Upside Redemption Amount
= the lesser of (i) $1,000.00 + $600.00 and (ii) $1,400.00
= the lesser of (i) $1,600.00 and (ii) $1,400.00.
= $1,400.00.

	On a $1,000.00 investment, a 60.00% Percentage Change results in a Payment at Maturity equal to the Maximum Upside Redemption Amount of $1,400.00, a return of 40.00% on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Final Level is equal to or Less than the Initial Level greater than or equal to the Buffer Level.
	Final Level:	1,000.00
	Percentage Change:	0.00%
	Payment at Maturity:	At maturity, if the Percentage Change is zero, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a 0.00% Percentage Change results in a Payment at Maturity of $1,000.00, a return of 0.00% on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Final Level is equal to or Less than the Initial Level greater than or equal to the Buffer Level.
	Final Level:	900.00
	Percentage Change:	-10.00%
	Payment at Maturity:	= $1,000 + ($1,000 × |-10.00%|) = $1,000 + $100.00 = $1,100.00.

TD SECURITIES (USA) LLC	P-11

On a $1,000.00 investment, a -10.00% Percentage Change results in a Payment at Maturity of $1,100.00, a return of 10.00% on the Notes.

Example 5 —	Calculation of the Payment at Maturity where the Final Level is less than the Buffer Level.
	Final Level:	400.00
	Percentage Change:	-60.00%
	Payment at Maturity:	$1,000.00 + [$1,000.00 × (-60.00% + 20.00%)] = $1,000.00 - $400.00 = $600.00

On a $1,000.00 investment, a -60.00% Percentage Change results in a Payment at Maturity of $600.00, a loss of -40.00% per Note.
If the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Percentage, and may lose up to 80.00% of their Principal Amount. Any payment on the Notes is subject to our credit risk.

The following table shows the hypothetical return profile for the Notes on the Maturity Date, assuming that the investor purchased the Notes with an aggregate Principal Amount of $1,000 and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
80.00%	$1,400.00	40.00%
70.00%	$1,400.00	40.00%
60.00%	$1,400.00	40.00%
50.00%	$1,400.00	40.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-2.00%	$1,020.00	2.00%
-4.00%	$1,040.00	4.00%
-6.00%	$1,060.00	6.00%
-8.00%	$1,080.00	8.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$1,200.00	20.00%
-30.00%	$900.00	-10.00%
-40.00%	$800.00	-20.00%
-50.00%	$700.00	-30.00%
-75.00%	$450.00	-55.00%
-100.00%	$200.00	-80.00%

TD SECURITIES (USA) LLC	P-12

Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor owns the copyright and all other rights to the Reference Asset and has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to historical performance of the Reference Asset. The graph below shows the daily historical Closing Levels of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Nasdaq-100 Index®
The Nasdaq-100 Index® includes 100 of the largest domestic and international non-financial stocks listed on The Nasdaq Stock Market based on market capitalization. The Nasdaq-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. The Nasdaq-100 Index® is calculated, maintained and published by Nasdaq, Inc. (the “Index Sponsor”). The base date for the Nasdaq-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. We have derived all information contained in this document regarding the Nasdaq-100 Index® from publicly available information. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference.
Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Construction of the Nasdaq-100 Index®
The Nasdaq-100 Index® is a modified market capitalization-weighted index. Except under extraordinary circumstances that may result in an interim evaluation, Nasdaq-100 Index® composition is reviewed on an annual basis in December. First, Nasdaq, Inc. determines which stocks meet the applicable eligibility criteria.
Selection Criteria for Initial Inclusion in the Nasdaq-100 Index®
To be eligible for initial inclusion in the Nasdaq-100 Index®, a stock must meet the following criteria:
•
the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market (unless the stock was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•
the stock must be issued by a non-financial company. Non-financial companies are those companies that are classified under any Industry Code except 8000 according to the Industry Classification Benchmark (ICB), a product of FTSE International Limited;

•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•
the stock must have a minimum three-month average daily trading volume (“ADTV”) of 200,000 shares (measured annually during the ranking review process). The ADTV is determined by calculating the average of the sum product of the stock’s daily trading volume for each day during the previous three month period;

•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•	the issuer of the stock may not have entered into a definitive agreement or other arrangement which would likely result in the stock no longer being eligible for inclusion in the Nasdaq-100 Index®;
•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn. This will be determined based upon a stock issuer’s public filings with the SEC; and
•
the stock must have “seasoned” on Nasdaq, NYSE or NYSE American. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Stock types generally eligible for inclusion in the Nasdaq-100 Index® are common stocks, ordinary shares, ADRs and tracking stocks. Closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative stocks are not eligible for inclusion in the Nasdaq-100 Index®. For purposes of Nasdaq-100 Index® eligibility criteria, if the stock is a depositary receipt representing a stock of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying stock. The Nasdaq-100 Index® does not contain securities of investment companies.

TD SECURITIES (USA) LLC	P-13

Continued Eligibility Criteria
To be eligible for continued inclusion in the Nasdaq-100 Index®, a Nasdaq-100 Index® stock must meet the following criteria:
•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an ADTV of at least 200,000 shares (measured annually during the ranking review process);
•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•
the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the Nasdaq-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn.
All stocks meeting the above criteria will be considered eligible for inclusion in the Nasdaq-100 Index®. Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the Nasdaq-100 Index® stock’s prices are received and used by Nasdaq, Inc. for purposes of calculating the Nasdaq-100 Index®.
Nasdaq-100 Index® eligible stocks which are already in the Nasdaq-100 Index® and whose issuer is ranked in the top 100 eligible companies based on market capitalization are retained in the Nasdaq-100 Index®. An index stock issuer ranking 101 to 125 based on market capitalization will also be retained for inclusion in the Nasdaq-100 Index® if such issuer was previously ranked in the top 100 issuers as of the last annual ranking review or was added to the Nasdaq-100 Index® subsequent to the previous ranking review and continues to meet all eligibility criteria. Index stock issuers not meeting such criteria are replaced. The replacement stocks are those eligible stocks not currently in the Nasdaq-100 Index® whose issuers have the next largest market capitalization.
The data used in the process of ranking by market capitalization includes end of October market data and is updated for total shares outstanding submitted in an index stock issuer’s publicly filed SEC document via the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) through the end of November. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks.
The final list of constituents included in the Nasdaq-100 Index®, including any replacements made during the annual review, is made effective after the close of trading on the third Friday in December. Generally, the list of annual additions and deletions as a result of the annual review is publicly announced by Nasdaq, Inc. via a press release in the early part of December, in conjunction with an announcement on Nasdaq, Inc.’s website.
Nasdaq-100 Index® Calculation
The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the total return or notional net total return versions of the Nasdaq-100 Index®, the price return version is ordinarily calculated without regard to cash dividends on the Nasdaq-100 Index® stocks. However, all Nasdaq-100 Index® calculations reflect extraordinary cash distributions and special dividends.
The Nasdaq-100 Index® is a modified market capitalization-weighted index. The value of the Nasdaq-100 Index® equals the Nasdaq-100 Index® market value divided by the Nasdaq-100 Index® divisor. The overall Nasdaq-100 Index® market value is the aggregate of each Nasdaq-100 Index® stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 Index® stock’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a Nasdaq-100 Index® stock. In other words, the value of the Nasdaq-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100 Index®.
The price return Nasdaq-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 Index® divided by (ii) the previous day Nasdaq-100 Index® value.
If trading in a Nasdaq-100 Index® stock is halted on its primary listing market, the most recent last sale price for that stock is used for all Nasdaq-100 Index® computations until trading on such market resumes. Similarly, the most recent last sale price is used if trading in a Nasdaq-100 Index® stock is halted on its primary listing market before the market opens.
The Nasdaq-100 Index® is calculated in U.S. dollars during the U.S. market trading day based on the last sale price and are disseminated once per second from 09:30:01 until 17:16:00 ET. The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the Nasdaq-100 Index® stocks. The official closing value of the Nasdaq-100 Index® is ordinarily disseminated at 17:16:00 ET.

TD SECURITIES (USA) LLC	P-14

Nasdaq-100 Index® Maintenance
Changes to Nasdaq-100 Index® Constituents
Changes to the Nasdaq-100 Index® constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an index stock issuer no longer meets the criteria for continued inclusion in the Nasdaq-100 Index®, or is otherwise determined to have become ineligible for continued inclusion in the Nasdaq-100 Index®, it is replaced with the largest market capitalization issuer not currently in the Nasdaq-100 Index® that meets the applicable eligibility criteria for initial inclusion in the Nasdaq-100 Index®.
Ordinarily, a stock will be removed from the Nasdaq-100 Index® at its last sale price. However, if at the time of its removal the Nasdaq-100 Index® stock is halted from trading on its primary listing market and an official closing price cannot readily be determined, the Nasdaq-100 Index® stock may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the Nasdaq-100 Index® stock after the close of the market but prior to the time the official closing value of the Nasdaq-100 Index® is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in Nasdaq-100 Index® constituents either by corporate actions (that adjust either the price or shares of a Nasdaq-100 Index® stock) or Nasdaq-100 Index® participation outside of trading hours do not affect the value of the Nasdaq-100 Index®. All divisor changes occur after the close of the applicable index stock markets.
Quarterly Nasdaq-100 Index® Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures, as discussed below, the Nasdaq-100 Index® will be rebalanced if it is determined that (1) the current weight of the single Nasdaq-100 Index® stock with the largest market capitalization is greater than 24.0% of the Nasdaq-100 Index® or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the Nasdaq-100 Index®. In addition, a “special rebalancing” of the Nasdaq-100 Index® may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the Nasdaq-100 Index®. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single Nasdaq-100 Index® stock with the largest market capitalization is greater than 24.0%, then the weights of all stocks with current weights greater than 1.0% (“large stocks”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest Nasdaq-100 Index® stock reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those stocks whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the Nasdaq-100 Index®, then the weights of all such large stocks in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large stocks resulting from either or both of the rebalancing steps above will then be redistributed to those stocks with weightings of less than 1.0% (“small stocks”) in the following manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the small stocks such that the smaller the Nasdaq-100 Index® stock in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component stocks in the Nasdaq-100 Index®.
In the second iteration of the small stock rebalancing, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small stocks equals the aggregate weight reduction among the large stocks that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each Nasdaq-100 Index® stock have been set, the index share weights (or index shares) will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index® at the close of trading on the last calendar day in February, May, August and November. Changes to the index shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the Nasdaq-100 Index®. Ordinarily, new rebalanced index share weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index® components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the Nasdaq-100 Index® from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.

TD SECURITIES (USA) LLC	P-15

Corporate Actions and Nasdaq-100 Index® Adjustments
Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a Nasdaq-100 Index® stock’s total shares outstanding that is greater than 10.0%. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. Changes in total shares outstanding are determined by an index stock issuer’s public filings with the SEC. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are derived from the stock’s total shares outstanding. The index shares are then adjusted by the same percentage amount by which the total shares outstanding have changed.
The following corporate actions will be made effective on the ex-date. If there is no ex-date announced by the index exchange, there will be no adjustment to the Nasdaq-100 Index® as a result of a corporate action.
Stock Split and Stock Dividend. A stock split and stock dividend is the action of a Nasdaq-100 Index® stock in increasing its index shares and decreasing the par value proportionately. There is no flow of capital into or out of the company. The number of index shares in the Nasdaq-100 Index® increases but the market capitalization of the stock remains unchanged. The price of the Nasdaq-100 Index® stock is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the index shares is made.
Reverse Stock Split. A reverse stock split is the action of a Nasdaq-100 Index® stock in decreasing its index shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of index shares in the Nasdaq-100 Index® decreases but the market capitalization of the stock remains unchanged. The price of the Nasdaq-100 Index® stock is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the index shares is made.
Special Cash Dividends. A dividend is considered “special” if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may include, but is not limited to, “extra”, “extraordinary”, “non-recurring”, “one-time” and “unusual”. The price of the Nasdaq-100 Index® stock in the Nasdaq-100 Index® is adjusted for the amount of the special cash dividend.
Cash and Stock Dividends. If a Nasdaq-100 Index® stock is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the index exchange. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner in which the dividend has been announced by the index exchange.
Stock Distribution of Another Stock. If a Nasdaq-100 Index® stock is distributing shares of a different stock, the value of the Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If the stock being distributed is another class of common shares of the same issuer, the value of the existing Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution with no adjustment to index shares, and the new class of shares may be added to the Nasdaq-100 Index® on a pro-rata basis.
Spin-offs. If a Nasdaq-100 Index® stock is spinning off a stock, the value of the Nasdaq-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If a when-issued market is established for the spin-off company, the price of the Nasdaq-100 Index® stock is adjusted downward by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price. In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the Nasdaq-100 Index® stock. The new stock resulting from the spin-off transaction is not added to the Nasdaq-100 Index®.
Rights Offerings. The price of a Nasdaq-100 Index® stock is adjusted on the ex-date for rights offerings if the rights are transferable and the offering has a subscription price on an equivalent per share basis that is less than the closing price of the underlying stock (the Nasdaq-100 Index® stock the right entitles a holder to purchase) on the day prior to the ex-date. The price of the Nasdaq-100 Index® stock is adjusted downward for the value of the right. The value of the right is equal to (1) (i) the previous last sale price of the underlying stock minus (ii) the sum of (a) the subscription price of the right plus (b) the cash dividend of the underlying stock, if any, divided by (2) the number of rights required to purchase one share plus one.
Corporate actions are implemented in the Nasdaq-100 Index® in accordance with the Nasdaq-100 Index® maintenance rules discussed above. The divisor will also be adjusted as a result of corporate actions that adjust either the price or shares of a Nasdaq-100 Index® stock. Nasdaq, Inc. will make announcements prior to the effective date of any corporate actions.
In the case of mergers and acquisitions, the index stock issuer may be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the removal of the Nasdaq-100 Index® stock will occur as soon as reasonably practicable, once results have been received indicating that the acquisition will likely be successful.
If a company files for bankruptcy, the Nasdaq-100 Index® stock or stocks of the issuer will be removed from the Nasdaq-100 Index® as soon as practicable thereafter. The value of the Nasdaq-100 Index® stock will be considered $0.00000001 if no other applicable price can be observed on the Nasdaq Global Select Market or the Nasdaq Global Market.

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Discretionary Adjustments
In addition to the above, Nasdaq, Inc. may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure Nasdaq-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the Nasdaq-100 Index® construction and calculation.
Market Disruption Events
If a Nasdaq-100 Index® stock does not trade on its primary listing market on a given day or such index market has not opened for trading, the most recent last sale price from the index market (adjusted for corporate actions, if any) is used. If a Nasdaq-100 Index® stock is halted from trading on its index market during the trading day, the most recent last sale price is used until trading resumes.
Corrections and Calculations
The closing value of the Nasdaq-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the Nasdaq-100 Index® stocks. In the event that a change has been made to the Nasdaq-100 Index® intraday, Nasdaq, Inc. will make an announcement describing such change. In the event a Nasdaq-100 Index® calculation has been corrected retroactively, an announcement will be provided.
License Agreement
We have entered into a non-exclusive license agreement with Nasdaq, Inc., which grants us a license in exchange for a fee to use the Nasdaq-100 Index® in connection with the issuance of certain securities, including the Notes.
The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to TD (“Licensee”) is in the licensing of the Nasdaq-100® , Nasdaq-100 Index®, and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by the Corporations without regard to Licensee or the Notes. The Corporations have no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index® . The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.
The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by licensee, owners of the Notes, or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

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Historical Information
The graph below illustrates the performance of the Reference Asset from May 1, 2013 through May 1, 2023.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Nasdaq-100 Index® (NDX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement. There may also be a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Asset.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any of the Reference Asset Constituent Issuers would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Security. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the

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Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of any Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of any Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. Such other registered broker-dealers will offer the Notes at the public offering price set forth on the cover page of this pricing supplement. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. We or one of our affiliates may also pay a fee to SIMON Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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